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[MICHAEL BEST & FRIEDRICH LLP LETTERHEAD]




February 24, 1998

Board of Directors
Hallmark Capital Corp.
7401 West Greenfield Avenue
West Allis, Wisconsin  53214

         RE:     POST-EFFECTIVE  AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON
FORM S-8

Gentlemen:

         You have requested our opinion as to the legality of 144,400 shares of Common Stock, $1.00 par value per share, of Hallmark Capital Corp. (the "Company") being registered with the Securities and Exchange Commission pursuant to a Post-Effective Amendment No. 1 to a Registration Statement on Form S-8. As your counsel, we have examined such records and other documents as we deemed necessary for the purposes of this opinion and considered such questions of law as we believe to be involved. Based upon such examination and consideration, it is our opinion that the shares of Common Stock will, when issued and sold in accordance with the provisions of the Hallmark Capital Corp. 1993 Incentive Stock Option Plan, as amended and the Hallmark Capital Corp. 1993 Stock Option Plan for Outside Directors, as amended, under which they are granted, be validly issued, fully paid and nonassessable shares of Common Stock of the Company (except as may be provided in Section 180.0622(2)(b) of the Wisconsin Statutes, as judicially interpreted, which may require further assessment for unpaid wages to employees under certain circumstances).

         We give our consent to the filing of this opinion as an Exhibit to the Post-Effective Amendment No. 1 to Registration Statement on Form S-8 and the use of our name in connection therewith.

                                        Very truly yours,

                                        MICHAEL BEST & FRIEDRICH LLP